EXHIBIT 99
NEWS RELEASE




Date:           October 26, 2004

Contact:        R. Riggie Ridgeway - President & CEO
                William B. West - Executive Vice President
                Robert E. Dye, Jr. - Senior Vice President & CFO

To:             News Media

Release Date:   Immediate



                          PEOPLES BANCORPORATION, INC.

                        ANNOUNCES THIRD QUARTER EARNINGS


Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina, and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $1,022,000 for the quarter ending September 30, 2004, a 21.7% decrease from the earnings of $1,305,000 reported for the quarter ending September 30, 2003. Total consolidated earnings for the nine months ending September 30, 2004 were $2,560,000, a 46.4% decrease from the earnings of $4,773,000 reported for the nine months ending September 30, 2003. Return on average equity was 10.86% for the third quarter of 2004 compared to 14.59% for the third quarter of 2003, while return on average equity for the first nine months of 2004 was 9.22% compared to 20.38% for the first nine months of 2003. Diluted earnings per share were $0.18 for the third quarter of 2004 compared to $0.23 for the third quarter of 2003, while diluted earnings per share for the first nine months of 2004 were $0.45 compared to $0.61 for the first nine months of 2003.

Total assets at September 30, 2004 were $434,255,000, an increase of 2.0% from the $425,687,000 in total assets at September 30, 2003. At September 30, 2004 total gross loans (excluding loans held for sale) were $321,164,000, an increase of 13.2% compared to $283,589,000 at September 30, 2003. Total deposits at September 30, 2004 were $349,783,000, a decrease of 1.9% from the $356,364,000 in total deposits at September 30, 2003.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "We are pleased to announce that earnings in the third quarter exceeded $1 million. This is the third consecutive quarter of improved earnings from the previous quarter. As we stated in past releases, our Company recorded record levels of profits in 2003 due to unusually high levels of mortgage refinancing activity. As expected, the mortgage refinancing activity slowed dramatically in 2004 and our level of earnings is returning to more historic levels." Ridgeway added, "we continue to be pleased with the performance of all three of our banks in their respective markets, and we have a positive outlook about our company's opportunities for continued growth and profitability."

Currently, The Peoples National Bank has four banking offices: two in Easley, one in Pickens and one in Powdersville, South Carolina; Bank of Anderson, N.A. has two banking offices in Anderson, South Carolina; and Seneca National Bank has one banking office in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                                Three Months Ended September 30,
Income Statement                                2004         2003         Change
                                                ----         ----         ------
  Net interest income ...................      $3,740       $3,364        11.18%
  Provision for loan losses .............         153          549       -72.13%
  Other income ..........................       1,193        3,112       -61.66%
  Other expenses ........................       3,298        3,873       -14.85%
                                               ------       ------
     Income before income taxes .........       1,482        2,054       -27.85%
  Provision for income taxes ............         460          749       -38.58%
                                               ------       ------
     Net Income .........................      $1,022       $1,305       -21.69%
                                               ======       ======

  Return on average assets ..............        0.95%        1.20%
  Return on average equity ..............       10.86%       14.59%

Net income per common share*
  Basic .................................      $ 0.18       $ 0.24       -25.00%
  Diluted ...............................      $ 0.18       $ 0.23       -21.74%


                                               Nine Months Ended September 30,
Income Statement                               2004          2003         Change
                                               ----          ----         ------
  Net interest income .................      $10,703       $10,034         6.67%
  Provision for loan losses ...........          436         1,007       -56.70%
  Other income ........................        4,026         9,278       -56.61%
  Other expenses ......................       10,546        10,797        -2.32%
                                             -------       -------
     Income before income taxes .......        3,747         7,508       -50.09%
  Provision for income taxes ..........        1,187         2,735       -56.60%
                                             -------       -------
     Net Income .......................      $ 2,560       $ 4,773       -46.36%
                                             =======       =======

  Return on average assets ............         0.79%         1.64%
  Return on average equity ............         9.22%        20.38%

Net income per common share*
  Basic ...............................      $  0.46       $  0.63       -26.98%
  Diluted .............................      $  0.45       $  0.61       -27.87%


                                                        September 30,
Balance Sheet                                   2004         2003         Change
                                                ----         ----         ------
  Total assets ..........................    $434,255      $425,687        2.01%
  Mortgage loans held for sale ..........       9,642        13,417      -28.14%
  Loans, net ............................     317,537       279,844       13.47%
  Allowance for loan losses .............       3,627         3,745       -3.15%
  Securities ............................      71,541        86,677      -17.46%
  Total earning assets ..................     404,041       399,709        1.08%
  Total deposits ........................     349,783       356,364       -1.85%
  Shareholders' equity ..................      37,724        36,115        4.46%
  Book value per share* .................        6.53          6.54       -0.15%

* Share data has been restated to reflect the 5% stock dividend paid in 2003 and the 3 for 2 stock split effected in October 2004.